Exhibit 6.84.1

[redacted]

Contractual Change

Change Order #1

Change Order Date: 9/16/2021

Buyer	Property		Transaction	
Arrived Holdings INC/ Assignees	Community:	Travers Park	Contract Date:	9/16/2021
	Lot:	56	Base Price:	$ 193,000.00
	Floor Plan:	Bartow - Genesis Value - Bartow / Elev:N/A	Lot Premium:	$ 1,000.00
			SO Selections:	$ 11,040.00
	Property:	1077 Matchingham Drive Columbia, SC 29223	DC Selections:	$ 4,051.00
			Adjustments:	$ 0.00
			Purchase Price:	$ 209,091.00

Change Order Items

Changed Items	Changed From	Changed To
Home Buyer Info/ContractName	Arrived Holdings INC/ Assignees	Arrived SC Matchingham, LLC
Home Buyer Info/Name of Buyer #1	Arrived Holdings INC/ Assignees	Arrived SC Matchingham, LLC

If closing is delayed through no fault of Seller, Seller may at its option charge Purchaser an extension fee equal to one-thirtieth of one percent (1/30%) of purchase price per day, which is equal to $69.70 per day.

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B98EA7C55C9943C...

DocuSigned by:

[redacted]

9/17/2021

Date